Filed Pursuant to Rule 433

Registration Statement 333-281920

FINAL TERM SHEET

Dated September 4, 2024

AUTOMATIC DATA PROCESSING, INC.

$1,000,000,000 4.450% NOTES DUE SEPTEMBER 9, 2034

Name of Issuer:	Automatic Data Processing, Inc.

Title of Securities:	4.450% Notes due September 9, 2034 (“Notes”)

Aggregate Principal Amount:	$1,000,000,000

Issue Price (Price to Public):	99.641% of principal amount

Maturity:	September 9, 2034

Coupon (Interest Rate):	4.450%

Benchmark Treasury:	3.875% due August 15, 2034

Spread to Benchmark Treasury:	T+73 basis points (0.73%)

Benchmark Treasury Price and Yield:	100-29; 3.765%

Yield to Maturity:	4.495%

Interest Payment Dates:	March 9 and September 9 of each year, commencing on March 9, 2025

Interest Payment Record Dates:	February 22 and August 25 of each year

Redemption Provisions:	Treasury plus 15 basis points prior to June 9, 2034 (the date that is three months prior to scheduled maturity date of the Notes).

At any time on or after June 9, 2034 (the date that is three months prior to the scheduled maturity date of the Notes), we may redeem the Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Change of Control Offer:	Offer to repurchase at 101% of aggregate principal amount plus accrued interest to repurchase date upon change of control resulting in a rating below investment grade by two rating agencies

Denominations:	$2,000 or integral multiples of $1,000 in excess thereof

Legal Format:	SEC Registered / Registration Statement No. 333-281920

Net Proceeds to Company (before expenses):	$991,910,000

Settlement Date*:	T+3 days; September 9, 2024

Joint Book-Running Managers:	BofA Securities, Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc.
MUFG Securities Americas Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
BMO Capital Markets Corp
U.S. Bancorp Investments, Inc.
Fifth Third Securities, Inc.
Siebert Williams Shank & Co., LLC
ING Financial Markets LLC
Intesa Sanpaolo IMI Securities Corp.
SG Americas Securities, LLC
HSBC Securities (USA) Inc.
Scotia Capital (USA) Inc.
Academy Securities, Inc.
BNY Mellon Capital Markets, LLC
Huntington Securities, Inc.
TD Securities (USA) LLC
BOK Financial Securities, Inc.
Samuel A. Ramirez & Company, Inc.

CUSIP:	053015AH6

ISIN:	US053015AH60

Ratings**:	Aa3 / AA- / AA- (Moody’s / S&P / Fitch)

The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request it by calling BofA Securities, Inc. at (800) 294-1322, J.P. Morgan Securities LLC collect at (212) 834-4533 or Morgan Stanley & Co. LLC at (866) 718-1649.

*

Note: It is expected that delivery of the notes will be made against payment therefor on or about September 9, 2024, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the first business day before the delivery of the notes should consult their own advisors.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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